UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 22, 2009

Evergreen Energy Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14176	84-1079971
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 17th Street, Suite 1300, Denver, Colorado 80202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 293-2992

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2009, Evergreen Energy Inc. (the “Company”) and Mr. Theodore Venners, the Company’s founder and current chief strategy officer and director of C-Lock Technology, Inc., entered into a transition agreement whereby Mr. Venners will transition from all current officer positions and board seat(s) of the Company and its subsidiaries to a position of senior advisor to the Company’s chief executive officer, Thomas H. Stoner, Jr.

“I’m proud to affirm that Ted Venners, our company’s founder, will remain an important advisor to the Evergreen senior management team,” said Thomas H. Stoner, Jr., president and CEO of Evergreen.  “Since I joined the company less than two months ago, I’ve spoken with Ted on a daily basis, and we’ve developed a strong working partnership.  Ted’s experience, knowledge and extensive network of key contacts are unique and vital assets.  In his capacity as Senior Advisor, Ted will provide counsel on important special initiatives in support of our core businesses, K-Fuel and C-Lock.”

The principal terms of the agreement, which sets forth a transition period of nine months and is intended to be effective as of July 1, 2009, are as follows: (1) Mr. Venners will work between 60 to 90 hours per month and will receive a consulting fee of $22,500 per month during the nine month transition period; (2) the Company will pay Mr. Venners’ health insurance until he reaches age 65 and make available health insurance to his wife with the costs to be paid by Mr. Venners; (3) Mr. Venners will retain his ownership of 4,000 shares of C-Lock which may  be converted to shares of the Company’s common stock on terms as yet to be determined; (4) Mr. Venners will receive $30,000 for expenses incurred in connection with the agreement and certain actual costs for Green Search, LLC, an entity controlled by Mr. Venners ; (5) Mr. Venners’ employment agreement with the Company dated December 31, 2005 is terminated by mutual agreement of the parties and the 600,000 shares of the Company’s common stock that Mr. Venners was granted in connection with the employment agreement will fully vest at Mr. Venners’ election upon satisfaction of any of the following conditions: (i) the end of the nine month transition period, (ii) the sale by the Company of all of the assets or of all of the stock of Buckeye Industrial Mining Company, or (iii) the Company receiving financing in excess of $30 million.  In connection with the anticipated vesting of Mr. Venners’ 600,000 shares of common stock, the tax withholding provision of Mr. Venners’ employment agreement will remain in force thereby allowing him the option to pay the withholding tax on vesting by delivering to the Company cash or shares of the Company’s common stock which he has owned in excess of six months.  If Mr. Venners elects to deliver shares of common stock, the Company will then be required to submit the withholding tax in cash to the IRS.  In addition, effective upon execution of the agreement, all of Mr. Venners’ outstanding unvested options to purchase the Company’s common stock, which total 24,000 and have an exercise price of $1.96, fully vested.

In connection with the agreement, Mr. Venners and the Company entered into a non-solicitation and non-competition agreement which contains customary non-solicitation and non-competition provisions and is effective during the transition period and for a period of three months following the expiration of the transition period.  Mr. Venners and the Company also entered into a severance agreement, waiver and release whereby the Company and Mr. Venners agreed to a broad mutual release of any and all claims either party may have against the other and also agreed to customary non-disparagement and non-disclosure provisions.

Item 7.01.  Regulation FD Disclosure.

On July 23, 2009, the Company released, on Mr. Venners behalf, a letter to shareholders.  A copy of the letter is attached hereto as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information in Item 7.01 of this Current Report, including the exhibit attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Venners Letter to Shareholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN ENERGY INC.

Date: July 23, 2009	By: /s/ Diana L. Kubik
Name: Diana L. Kubik
Title: Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Venners Letter to Shareholders